                                                                     EXHIBIT 2.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 MICRO-ASI, INC.


     Micro-Asi, Inc., in accord with Article 4.07 of the Texas Business Corporation Act, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                    ARTICLE I

     Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such Restated Articles of Incorporation and each such amendment and addition made by the Restated Articles were duly adopted by the shareholders on the 24th day of January, 1997. The number of shares outstanding was 200,000; the number of shares entitled to vote on the Restated Articles was 200,000; the number of shares voted for such Restated Articles was 160,000; and the number of shares voted against such Restated Articles of Incorporation was
0. Accordingly, the Articles of Incorporation filed on February 1, 1995 are hereby superseded by the following Restated Articles of Incorporation.

                                   ARTICLE II

     The following Articles of Incorporation remain unchanged. Pursuant to art. 4.07(C)(2), the name of the incorporator, formerly Article VIII, has been deleted.

     (a) Formerly Article I, the name of the corporation is MICRO-ASI, Inc.

     (b) Formerly Articles II and III, the corporation's duration is perpetual and it is organized to engage in any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

     (c) Formerly Article V, the corporation will not commence business until it has received for the issuance of its shares consideration of the value of ONE THOUSAND DOLLARS ($1,000.00), consisting of money, labor done or property actually received,

     (d) Formerly Article VII, the number of directors constituting the initial board of directors is one (1) and the name and address of the person who is to serve as director until the first annual meeting of the shareholders, or until his successor is elected and qualified is Cecil E. Smith, Jr., of 2350 Lakeside Boulevard, Suite 850, Richardson, Texas 75082.

                                   ARTICLE III

     (a) The former Article IV, which stated that the number of shares which the corporation has the authority to issue is ten million shares having a par value of one cent ($.001) each has been altered in three different respects. First, the total number of shares of capital stock which the Corporation shall have authority to issue is changed from ten million (10,000,000) to twenty-one million (21,000,000) shares. Second, the Corporation shall be authorized to issue two different Classes of stock. Twenty million (20,000,000) shares shall be of a class designated as Common Stock. One million shares shall be of a class designated as Preferred Stock. Third, the Par Value of the twenty million shares of Common Stock shall be changed from $0.01 to $0.001 per share; and one million (1,000,000) shares of Preferred Stock shall have a part value of $0.01 per share. There are additional provisions affecting the fixing and determining of preferences, limitations and relative rights for these shares. These matters are fully set forth in Article IV.

                                   ARTICLE IV
                                 CAPITAL SHARES

     Article III (a) above is hereby incorporated by reference into Article IV and Article III (a) is further supplemented by Article IV in its entirety as follows. Except as may otherwise be provided by the Board of Directors, no holder of any shares of stock of this Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

     In accord with art. 2.13 of the Texas Business Corporation Act and pursuant to Article IV of these Articles of Incorporation, authority is expressly vested in the Board of Directors of the Corporation to establish series of unissued shares of any class by fixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations and relative rights could be stated if fully set forth in the articles of incorporation.

     In accord with art. 2.13 (C) of the Texas Business Corporation Act and pursuant to Article IV of these Articles of Incorporation, authority is expressly vested in the Board of Directors of the Corporation to eliminate from the articles of incorporation any series of capital stock referenced therein, provided that no shares of capital stock were issued or because no issued shares of such series remain outstanding. To eliminate such series, the Board of Directors shall adopt a resolution to this effect and all eliminated series shall resume the status of authorized but unissued shares of the eliminated class.

     The description of the Common Stock and the Preferred Stock, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same are hereinafter set forth in this Article IV:

                                    SECTION A
                                 PREFERRED STOCK

     (a) The Board of Directors shall be authorized, without action by the stockholders to issue such Preferred Stock, from time to time, in one or more series, and each series shall be known and designated by such designations as may be stated and expressed in a resolution or resolutions adopted by the Board of Directors of the Corporation and as shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Texas in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issue of Preferred Stock of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of such series. All shares of any one series of such Preferred Stock shall be alike in every particular except that shares issued at different times may accumulate dividends from different dates. The Board of Directors shall have power and authority to state and determine in the resolution or resolutions providing for the issue of each series of Preferred Stock the number of shares of each such series authorized to be issued, the voting powers (if any) and the designations, preferences and relative, participating, optional or other rights appertaining to each such series, and the qualifications, limitations or restrictions thereof (including, but not by way of limitation, full power and authority to determine as to the Preferred Stock of each such series, the rate or rates of dividends payable thereon, the times of payment of such dividends, the prices and manner upon which the same may be redeemed, the amount or amounts payable thereon in the event of liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation, the rights (if any) to convert the same into, and/or to purchase, stock of any other class or series, the terms of any sinking fund or redemption or purchase account (if any) to be provided for shares of such series of the Preferred Stock, restrictions on ownership and transfer to preserve tax benefits, and the voting powers (if any) of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than or equal to or greater, than one-vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock.

     In accord with art. 2.13(B) of the Texas Business Corporation Act, the Board of Directors is expressly vested with authority to decrease the number of shares of any series of Preferred Stock (but not below the number outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and may assign such unissued shares to an existing or newly created series. Conversely, and in accord with art. 2.13(B) of the Texas Business Corporation Act, the Board of Directors is expressly vested with authority from time to time to increase the number of shares of any series of Preferred Stock.

      (b) CONVERTIBLE PREFERRED STOCK shall have the following preferences, limitations and relative rights.

1. Certain Definitions.

     "Board of Directors" shall mean the Board of Directors of the Corporation and, to the extent permitted by law, any committee of the Board of Directors authorized to exercise the powers of the Board of Directors.

     "Preferred Stock" shall mean the one million (1,000,000) authorized shares of the Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

     "Common Stock" shall mean the twenty million (20,000,000) authorized shares of Common Stock, $0.001 par value per share, and all shares hereafter authorized of any additional class (or classes) of common stock of the Corporation.

     "Conversion Rate" shall have the meaning set forth in paragraph 6(b).

     "Distribution on Common Stock" shall have the meaning set forth in paragraph 2 of this section.

     "Dividend Payment Date" shall refer to the date fixed by the Board of Directors for the payment of a dividend.

     "Event of Noncompliance" shall mean any of the following events: (i) Failure of the Corporation to pay the full amount of dividends accrued if cumulative accrued dividends on the Preferred Stock, in the aggregate, are equal to $1.00 per share in arrears (not including $.20 per annum of the dividend which accrues but only increases the Liquidation Price); or (ii) The Corporation shall not have made, in full, or set apart the consideration sufficient for the payment thereof and no other purpose, any redemption payment with respect to the Preferred Stock which it is obligated to make, whether or not such payment is legally permissible, within 30 days of the date specified for such redemption.

     "Issue Date" shall mean the date on which shares of the Preferred Stock are issued to any holder thereof.

     "Junior Stock" shall mean Common Stock and any other class or series of stock of the Corporation authorized after the Issue Date not entitled to receive any assets upon liquidation, dissolution or winding up of affairs of the Corporation until the Preferred Stock and any Parity stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up of affairs.

     "Liquidation Price" measured per share of the Preferred Stock as of any particular date shall mean the sum of (i) $10.00 plus (ii) all dividends accrued on that share through the Dividend Payment Date immediately preceding the date on which the Liquidation Price is being determined to the extent not paid in full on or before such Dividend Payment Date, plus (iii) (A) for purposes of determining amount payable pursuant to paragraphs 3 and 4 of this Section, all unpaid dividends accrued on the sum of the amounts specified in Clauses (i) and
(ii) above, to the date as of which the Liquidation Price is being paid, and (B) for purposes of determining the amount of dividends to be paid on a date other than a Dividend Payment Date as contemplated by paragraph 2(c) of this Section, all unpaid dividends accrued on the amounts specified in Clause (ii) above, to the date as of which such dividends are being paid.

     "Parity Stock" shall mean any class or series of stock of the Corporation entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Liquidation Price of the Preferred Stock.

     "Senior Stock" shall mean any class or series of stock of the Corporation authorized after the Issue Date ranking senior to the Preferred Stock and any Parity Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

2. Dividends and Other Distributions.

     (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends which shall accrue as provided herein. Dividends on each share of Preferred Stock will accrue cumulatively on a daily basis at the rate of eight percent (8%) per annum. of the Liquidation Price of such share from and including the Issue Date applicable to such share to and including the date on which the redemption price of such share is paid whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. Accrued dividends on each share of the Preferred Stock shall be paid quarterly on each Dividend Payment Date, commencing on the second Dividend Payment Date after the Issue Date applicable to such share, or the immediately preceding business day, if any such date is a Saturday, Sunday or legal holiday in the State of Texas, to the holders of record of the applicable shares of Preferred Stock as of the close of business On the record date. For purposes of determining the amount of dividends "accrued" as of the second Dividend Payment Date and as of any date which is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rates per annum for actual days elapsed from and including the Issue Date (in the case of the second Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to and including the date as of which such determination is to be made, based on a 360 day year.

     (b) Dividends shall be payable in cash; provided, however, that if on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument, shall be prohibited or restricted from paying in cash the full dividends to which holders of the Preferred Stock and any Parity Stock shall be entitled, the amount of cash available pursuant to applicable law and which is not restricted by the terms of any Debt Instrument shall be distributed among the holders of the Preferred Stock and such Parity Stock ratably in proportion to the full amount to which they would otherwise be entitled. Two percent (2%) of the dividend shall accrue but not be currently paid and shall be added to the Liquidation Price. The per share amounts to be distributed pursuant to this Section 2(b) shall, in each case, be adjusted by rounding down to the nearest whole cent. Such adjusted amount is hereinafter referred to as the "Cash Dividend Payment."

     (c) To the extent not paid in full on each Dividend Payment Date in the manner provided in this paragraph 2, all dividends which have accrued on each share of Preferred Stock during the dividend period ending on such Dividend Payment Date will be added to the Liquidation Price of such share and will remain a part thereof until such dividends, together with all dividends which have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued unpaid dividends, are paid in full. Such accrued unpaid dividends, together with all dividends accrued thereon, may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than fifty
(50) days nor less than ten (10) days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date"). If declared, such accrued unpaid dividends shall be paid in cash.

     (d) Notice of such Special Record Date shall be mailed, in the manner provided in paragraph 4(c) of this section, to the holders of record of the Preferred Stock not less than fifteen (15) days prior thereto.

     (e) So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Corporation make any distribution on any Junior Stock, or set aside any assets for any such purposes, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless and until (i) all dividends to which the holders of the Preferred Stock and any Parity Stock shall have been entitled for all current and all previous Dividend Periods shall have been paid or declared and the consideration sufficient for the payment thereof in full set apart so as to be available for the payment thereof and for no other purpose (whether or not such payment is then legally permissible) and (ii) the Corporation shall have made, in full, or set apart the consideration sufficient for the payment thereof, and for no other purpose, all redemption payments with respect to the Preferred Stock which it is then obligated to make (whether or not such payment is then legally permissible); provided, however, that nothing contained in this paragraph 2(d) shall prevent the payment of dividends solely in Junior Stock or the repurchase, redemption or other acquisition of Junior Stock solely through the issuance of Junior Stock (together with a cash adjustment for fractional shares if any).

3. Distributions Upon Liquidation, Dissolution or Winding Up.

     Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share equal to the Liquidation Price, before any payment or distribution shall be made to the holders of any Junior Stock of the Corporation, which payment shall be made pari passu to any such payment made to the holders, if any, of any Parity Stock. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer, or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, in the manner provided in paragraph 4(c) of this Section, to the holders of the Preferred Stock less than twenty (20) days prior to the date on which such liquidation, dissolution and winding up is expected to take place or become effective.

4. Redemption.

     (a) Subject to the rights of any Senior Stock and the provisions of paragraph 4(g) of this Section, the shares of Preferred Stock may be redeemed at the option of the Company by action of the Board of Directors in whole or from time to time in part, at any time after December 31, 1997, at the Redemption Price per share. If less than all outstanding shares of Preferred Stock are to be redeemed, the shares of Preferred Stock to be redeemed shall be chosen by lot or pro rata in such manner as the Board of Directors may determine.

     (b) Notice of the redemption shall be mailed, first class, postage prepaid, not less than fifteen (15) days and no more than sixty (60) days prior to the Redemption Date, to the holders of record of the shares of Preferred Stock to be redeemed, at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice; but no failure to mail such notice of any defect therein, or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Preferred Stock. In addition to any information required by law or by the applicable rules of any national stock exchange on which the Preferred Stock may be listed or admitted to trading, such notice shall set forth the Redemption Price, the Redemption Date, the number of shares to be redeemed and the place at which the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed, and shall state the name and address of any redemption agent selected by the Corporation in accordance with paragraph 4(d) of this Section. In case fewer than the total number of shares of Preferred Stock represented by any certificates are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder.

     (c) If notice of any redemption by the Corporation pursuant to this paragraph 4 shall have been mailed as provided in paragraph 4(c) of this Section, and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been set apart so as to be available therefor and on therefor, then on and after the close of business on the Redemption Date, the shares of Preferred Stock called for redemption, notwithstanding that any certificates therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the rights of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof. If on or prior to the Redemption Date (but no earlier than sixty days prior to such Redemption Date), the Corporation shall deposit, in a trust fund, with any bank or trust company organized under the laws of the United States of America or any state thereof having capital, undivided profits and surplus aggregating at least $50,000,000 (the "Redemption Agent"), the consideration sufficient to redeem on such Redemption Date the shares of Preferred Stock to be redeemed, with irrevocable instructions and authority to the Redemption Agent, on behalf and at the expense of the Corporation, to mail the notice of redemption as soon as practicable after receipt of such irrevocable instructions (or to complete such mailing previously commenced, if it has not already been completed) and to pay, on and after the Redemption Date or prior thereto, the Redemption Price of the shares of Preferred Stock to be redeemed to their respective holders upon the surrender of their share certificates, then, from and after the date of such deposit (although prior to the Redemption Date) the shares of Preferred Stock to be redeemed shall be deemed to be redeemed and dividends on those shares shall cease to accrue after the Redemption Date. The deposit shall be deemed to constitute full payment for shares of Preferred Stock to be redeemed to their holders and from and after the date of such deposit, the shares shall be deemed to be no longer outstanding and the holders thereof shall cease to be shareholders with respect to such shares, except the right to receive payment of consideration sufficient to pay the Redemption Price of the shares, calculated through the Redemption Date, upon surrender of their certificates therefor.

     (d) Any funds so deposited by the Corporation and unclaimed for one year from the Redemption Date shall be paid to the Corporation after which repayment the holders of shares of Preferred Stock so called for redemption shall look to the Corporation for the payment thereof, without interest, unless an applicable abandoned property law designates another person.

     (e) All shares of Preferred Stock redeemed, retired, purchased or otherwise acquired by the Corporation shall be retired and shall not be reissued.

     (f) If at any time the Corporation shall have failed to apply, or declare and set apart the consideration sufficient to pay all dividends accrued up to and including the immediately preceding dividend payment date on the Preferred Stock and any Parity Stock, and until all dividends accrued up to and including the immediately preceding Dividend Payment Date on the Preferred Stock and any Parity Stock shall have been paid or declared and set apart so as to be available for the payment in full therefor, and for no other purpose, the Corporation shall not redeem, pursuant to a sinking fund or otherwise, any shares of Preferred Stock, Parity Stock or Junior Stock, unless all then outstanding shares of Preferred Stock and Parity Stock are redeemed, and shall not purchase or otherwise acquire any shares of Preferred Stock, Parity Stock or Junior Stock.

5. Voting.

     (a) Unless otherwise specified in a Board of Directors Resolution, regarding the issuance of Preferred Stock and the voting rights attached thereto, the holders of Preferred Stock shall have no right to vote for any purpose, except as required by the Texas Business Corporation Act and except as described below.

     (b) Without the consent of the holders of at least 66 2/3% of the number of shares of Preferred Stock at the time outstanding, the Corporation may not (i) effect any change in the rights, privileges or preferences of the Preferred Stock,

(ii) create or designate any additional class or series of Senior Stock, or
(iii) enter into any agreement which, in the absence of default under such agreement, would by its terms prevent the Corporation from paying on any Dividend Payment Date the full dividends to which holders of the Preferred Stock are then entitled or from otherwise fully performing its obligations pursuant to this Section. Without the consent of the holders of at least a majority of the number of shares of Preferred Stock at the time outstanding, the Corporation may not create any class of Parity Stock. Such consents shall be given in writing or by vote at a meeting called for that purpose at which the holders of the Preferred Stock shall vote as a class.

     (c) The Corporation shall promptly notify the holders of the Preferred Stock, in the manner provided in this paragraph 4(c), of the occurrence of the Event of Noncompliance. Upon the occurrence and during the continuation of an Event of Noncompliance, the holders of shares of the Preferred Stock voting separately as a class shall have the exclusive right to elect two directors to the Board of Directors. Directors so elected shall thereupon become additional directors of the Corporation and the authorized directors of the Corporation shall be automatically increased by such number. The Corporation will not take any action which would impair its ability, in conformity with these Restate Articles and the By-laws of the Corporation, to increase automatically the number of its directors as provided herein. During such times that the holders of Preferred Stock, voting as a class, shall be entitled to elect such additional directors, the remaining directors shall be elected by the holders of the other shares of capital stock of the Corporation entitled to vote for the election of directors, without right in the holders of Preferred Stock to participate in the election of such remaining directors.

     Such right of the holders of Preferred Stock, as such holders, to elect such directors shall continue only until all then existing Events of Noncompliance have been cured in full, at which time the terms of office of the directors elected as such by the holders of shares of the Preferred Stock shall forthwith terminate and the number of directors constituting the entire Board of Directors of the Corporation shall be reduced correspondingly (subject always to the same provisions for the vesting of such voting rights on the occurrence of any other or future Event of Noncompliance). The fact that an Event of Noncompliance has been cured and that no other Events of Noncompliance have occurred and are continuing shall be evidenced by a certificate executed by the President of the Corporation and delivered to the Board of Directors.

     At any time after such voting rights shall so have vested in the holders of the shares of the Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of not less than 5% of the Preferred Stock, addressed to him at the principal office of the Corporation, shall within ten days after delivery of such request, call a special meeting of the holders of shares of the Preferred Stock for the purpose of electing the directors to be elected by them, such meeting to be held within 15 days after such call at the place and upon the notice provided by the By-laws of the Corporation for the holding of meetings of shareholders; provided, however, that if the Secretary of the Corporation shall fail to call any such meeting within ten days after delivery of any such request, such meeting may be called by any holder or holders of record of 5 % of more of the Preferred Stock. Notwithstanding the foregoing, the Secretary of the Corporation shall not be required, and the holders of the Preferred Stock shall not be entitled, to call such a special meeting if the request for such call is received less than sixty days prior to the date fixed for the next annual meeting of shareholders, and if in such case such special meeting is not called, the holders of the Preferred Stock shall be entitled to vote (as a class) at such annual meeting to elect such directors. Any vacancy in the office of a director elected by the holders of the Preferred Stock shall be filled by a vote of such holders as a separate class or by the remaining director elected by such holders. Except as hereinbefore provided, the directors elected by the holders of the Preferred Stock shall serve until the next annual meeting of the shareholders and until their successors shall have been elected and qualified and may be otherwise removed only by the holders of at least a majority of the then outstanding shares of Preferred Stock at the time of removal.

     At any meeting having as a purpose the election of directors by holders of the Preferred Stock, the presence, in person or by proxy, of the holders of a majority of the shares of Preferred Stock then outstanding shall be required and be sufficient to constitute a quorum of such class for the election of any director by such holders. At any such meeting, or adjournment thereof, (i) the absence of a quorum of such holders of the Preferred Stock shall not prevent the election of the directors to be elected by the holders of shares other than the Preferred Stock, and the absence of a quorum, either of holders of the Preferred Stock or of shares other than the Preferred Stock, or both, a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     (d) With respect to actions by the holders of the Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a shareholders meeting by the written consent of holders of the Preferred Stock who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock entitled to vote were present and voted. Notice shall be given in accordance with the applicable provisions of the Texas Business Corporation Act for the taking of corporate action without a meeting by less than unanimous written consent to those holders of Preferred Stock on the record date whose shares were not represented on the written consent.

6. Conversion.

     (a) Conversion Right. Unless previously redeemed as provided in paragraph 4 hereof, the Preferred Stock may be converted prior to redemption thereof at such time, in such manner and upon such terms and conditions as hereinafter provided in this paragraph 6 into fully paid and non-assessable full shares of Common Stock. In the event the Corporation shall call for redemption the shares of Preferred Stock pursuant to paragraph 7 hereof, the conversion right provided by this paragraph 6 shall terminate at the close of business on the date fixed for redemption. In case cash, securities or property other than Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Common Stock in this paragraph 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

     (b) Conversion Rate. Subject to the provisions for adjustments hereinafter set forth in this paragraph 6, the Preferred Stock may be converted into Common Stock at the initial conversion rate of one fully paid and non-assessable shares of Common Stock for one share of Preferred Stock. (This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of paragraph 6(d) of this Section is hereinafter referred to as the "Conversion Rate.")

     (c) Conversion Date. Unless previously redeemed as provided in paragraph 7 hereof, the Preferred Stock shall be convertible at any time and from time to time at the option of the holder(s) thereof.

     (d) Adjustments

          (i) Stock Dividends, Subdivisions, Combinations. In case the corporation shall (A) pay a dividend or make a distribution on its outstanding shares of Common Stock, (B) subdivided the then outstanding shares of its Common Stock into a greater number of shares of Common Stock,
     (C) Combine the ten outstanding shares of its Common Stock into a smaller number of shares of Common Stock, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation which it would have owned or been entitled to receive immediately following such action had such shares of Preferred Stock been converted immediately prior to such time. An adjustment made pursuant to this paragraph 6(d)(i) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this paragraph 6(d)(i) for a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken. In any case in which this paragraph 6(d)(i) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to paragraph 6(i) of this Section; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

          (ii) Reclassifications, Consolidations or Merger. In case of any reclassification or change of outstanding Common Stock (other than those referred to in paragraph 6(d)(i) of this Section and other than a change in par value), or case of any consolidation of the Corporation with any other corporation or any merger of the corporation into another corporation or of another corporation into the Corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in par value, or as a result of a subdivision or combination to which paragraph 6(d)(i) hereof is applicable in, the outstanding Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, the Corporation (or its successor in such consolidation or merger) or the purchase of such properties and assets shall make appropriate provision so that the holder of each share of Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer, and the holders of the Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Preferred Stock remaining outstanding or other convertible preferred stock or other securities received by the holders of Preferred Stock or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Preferred Stock remaining outstanding, or other convertible preferred stock or other securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

          (iii) Notice of Adjustment. Whenever the Conversion Rate shall be adjusted as provided in this paragraph 7(d), the Corporation shall promptly
     (A) file with the transfer agent for the Preferred Stock a statement signed by the President or the Vice President of the Corporation and by its Treasurer, disclosing the nature of such event, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or.other securities or property into which Preferred Stock shall be convertible after such event, and (B) cause a notice containing a summary of the information set forth in said statement to be mailed to the holders of record of Preferred Stock. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of paragraph 7(e) of this Section.

          (iv) De Minimis Adjustment. The Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1 % in such Conversion Rate; provided, however, that any adjustments which by reason of this paragraph 6(d)(iv) are not required to be made shall be carried forward and' taken into account in any subsequent adjustment.

     (e) Advance Notice of Certain Events. In case at any time:

          (i) the Corporation takes any action which would require an adjustment in the Conversion Rate pursuant to paragraph 7(d)(i) of this Section;

          (ii) the Corporation shall authorize the granting to the holders of its Common Stock of any Distributions on Common Stock or shall have declared any other dividend or distribution on its Common Stock and notice thereof shall be given to holders of Common Stock;

          (iii) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or transfer of all or substantially all of the properties and assets of the Corporation, or a tender offer for at least a majority of the Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of the Common Stock; or

          (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice, in the manner provided in paragraph 7(b) of this Section, to the holders of the Preferred Stock at their respective addresses as the same appear upon the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (iii) above) prior to any record date or other date set for definitive action if there shall be no record date, of the date on which such action, dividend, distribution, reorganization, reclassification, consolidation, merger, sale, transfer, tender offer, dissolution, liquidation or winding up is expected to take place or become effective, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, tender offer, dissolution, liquidation or winding up; provided, however, that any notice required by clause (ii) above shall be given in the manner and at the time that such notice is given to the holders of the Common Stock. Without limiting the obligation of the Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this paragraph 6(e) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

     (f) Method of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into Common Stock, it shall surrender the certificate or certificates for such Preferred Stock at the office of the Corporation or at the office of the Transfer Agent for the Preferred Stock, if any, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that it elects to convert all or a part of the shares of Preferred Stock represented by said certificate or certificates in accordance with the terms of this paragraph 6, and shall state in writing therein the name or names in which it wishes the certificate or certificates for Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Preferred Stock and the Corporation, whereby the holder of such Preferred Stock shall be deemed to subscribe for the amount of Common Stock which it shall be entitled to receive upon conversion of the number of shares of Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Preferred Stock to be converted shall constitute full payment of such subscription for Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Preferred Stock, accompanied by the written notice and statements above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the person for whose account such Preferred Stock was so surrendered, or to its nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Common Stock to which it shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to its nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted share of Preferred Stock. Such conversion shall be deemed to have been made as of the date of such surrender of the Preferred Stock to be converted; and the person or persons' entitled to receive the Common Stock issuable upon conversion of such Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

     The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

     The Corporation shall not be required to convert Preferred Stock, and no surrender of Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Preferred Stock for conversion during any period which such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Preferred Stock was surrendered.

     (g) Shares Reserved for Conversion. The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of the outstanding shares of Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Preferred Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Common Stock issuable upon conversion of shares of Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Common Stock upon conversion of the Preferred Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws.

     (h) Status of Shares Converted. All shares of Preferred Stock received by the Corporation upon conversion thereof into Common Stock shall be retired and shall not be reissued.

     (i) Fractions upon Conversion. The Corporation shall not be required to issue fractional shares of Common Stock or script upon conversion of the Preferred Stock. As to any final fractions of a share of Common Stock which a holder of one or more shares of Preferred Stock would otherwise be entitled to receive upon conversion of such shares in the same transaction, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of the Common Stock. For purpose of this paragraph 6(i), the market value of a share of the Common Stock shall be the last reported sale price quoted on the composite tape for the business day immediately preceding the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices quoted on the composite tape, or if the shares of Common Stock are not quoted on the composite tape, on the principal United States Securities Exchange registered under the Securities Exchange Act of 1934, as amended, on which the share of Common Stock are listed or admitted to trading, or if the shares of Common Stock are not listed or admitted to trading on any exchange, the closing sale price (or the average of the quoted closing bid and asked prices if there are no reported sales) as reported on the National Association of Securities Dealers Automated Quoting

System (NASDAQ) of any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

     7. Preemptive Rights. The holders of the Preferred Stock will not have any preemptive rights to subscribe for or purchase any shares of stock or any other securities which may be issued by the Corporation. However, the holders of Preferred Stock shall have a fifteen day right of first refusal to acquire, in the aggregate, up to 5% of any securities in the Corporation which are offered pursuant to a private offering exemption under federal and applicable state law. Each holder of Preferred Stock shall be entitled to his pro rata share of the aggregate 5% of such securities. The right of first refusal shall be exercised within fifteen days after a holder of Preferred Stock is deemed to have received the offering materials prepared by the Corporation in connection with the offering via regular U.S. mail. Deemed receipt of the materials shall be established three days after mailing via U.S. regular mail to the address of each holder of Preferred Stock as shown on the records of the Corporation as of the date of mailing. Each holder of Preferred Stock desiring to exercise his right of first refusal shall do so by fulfilling all instructions provided in the offering materials and notification from the Corporation including returning the fully executed and completed subscription agreement required to subscribe for the securities offered and a check for the amount subscribed within fifteen days after the deemed receipt. This right of first refusal shall terminate and be of no effect 30 days prior to the effective date of any registration statement filed with any state securities regulatory agency registering any of the Company's securities or, if applicable, the Securities and Exchange Commission registering any of the Company's securities.

     8. Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies which may otherwise be available to holders of Preferred Stock, the shares of Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these Restated Articles of Incorporation.

     9. Headings of Subdivisions. The headings of the various subdivisions of this Section are for the convenience of reference only and shall not affect the interpretation of any of the provisions of this Section.

                                    SECTION B
                                THE COMMON STOCK

     The Common Stock shall consist of 20,000,000 shares, $0.001 par value per share.

     1. Dividends. Subject to the rights of holders of stock of the Corporation senior to the Common Stock with respect to the declaration and payment of dividends, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

     2. Voting. At every meeting of the shareholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation.

                                    ARTICLE V

     Responsibility for the management of the business and conduct of the affairs of the Corporation shall be vested in the Board of Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Texas, the Board of Directors is expressly authorized:

     (a) pursuant to art. 2.23 of the Texas Business Corporation Act, to adopt Bylaws for the corporation and to alter, amend and repeal said By-Laws, subject only to any limitations imposed by the Texas Business Corporation Act which reserves a power exclusively to the shareholders, whether in whole or in part; and

     (b) to include in said Bylaws, any provisions for the regulation and management of the affairs of the corporation not inconsistent with the Texas Business Corporation Act or these Restated Articles of Incorporation; and

     (c) to adopt a corporate seal.

                                   ARTICLE VI

     The Corporation may, upon adoption of a resolution by its Board of Directors, purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefor. The Board of Directors of the Corporation may, from time to time, in its discretion and without the prior approval of the shareholders of the Corporation, distribute a portion of its assets to the shareholders out of capital surplus of the Corporation.

                                   ARTICLE VII

     Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal, or rescind any provision contained herein, in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

                                  ARTICLE VIII
                            DESIGNATION OF COMMITTEES

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized by a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the By-Laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member.

                                   ARTICLE IX
                RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Board of Directors is expressly authorized to create and issue rights entitling the holders of such rights to purchase from the Corporation shares of capital stock or other securities or property. The Board of Directors shall have, in its sole discretion, the authority to determine the time at which and terms upon which such rights are to be issued and set forth in the contracts or instruments that evidence such rights.

                                    ARTICLE X
                       DIRECTOR LIABILITY INDEMNIFICATION

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty or care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any type of liability not contemplated by the Texas Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. If the Texas Business Corporation Act is hereafter amended to authorize further elimination or limitation of the liability of the directors, then the liability of the director shall be eliminated or limited to the fullest extent permitted by the Law of Texas, as amended. In addition to the limitation on personal liability of directors provided herein, the Corporation shall, to the fullest extent permitted by the Texas Business Corporation Act, (x) indemnify its officers and directors and (y) advance expenses incurred by such officers or directors in relation to any action, suit or proceeding. Any repeal or modification of this
Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability or right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, MICRO-ASI, Inc., acting through its designated nominee Cecil E. Smith, Jr., has caused these Restated Articles of Incorporation to be executed and its corporate seal to be affixed as of this 24th day of January, 1997.

                                                 MICRO-ASI, INC.



                                                 By: /s/ CECIL E. SMITH
                                                     ---------------------------
                                                         Cecil E. Smith, Jr.
                                                         President, C.E.O.